Exhibit 99.1

                              FOR IMMEDIATE RELEASE


Contact:
Richard N. Small
Senior Vice President, Chief Financial Officer
617-933-2130

Ritu Baral
The Trout Group
212-477-4007 ext. 25
(investor relations)

  INVESTIGATORS REPORT RESULTS OF STUDIES WITH POINT THERAPEUTICS' PT-100, AN
               ANTI-TUMOR SMALL MOLECULE THAT AMPLIFIES IMMUNITY

BOSTON, MA. (BUSINESS WIRE)--June 2, 2003--Point Therapeutics, Inc. (OTC BB:
POTP) today announced the presentation of results from a study of its lead product candidate PT-100, demonstrating immunostimulatory effects and tumor growth suppression in mice. The results were presented in abstract form at the 2003 annual meeting of the American Society of Clinical Oncology in Chicago, IL.

The study showed that oral treatment with PT-100 in tumor-bearing mice significantly suppressed tumor growth and also increased the expression of certain chemokines and cytokines within the tumor and local lymph nodes. The chemokines and cytokines involved in the response to PT-100 treatment are known to promote immune responses that can destroy tumor cells. Mice which rejected syngeneic tumors (that is, tumors derived from the strain of mice used in the experiments) after PT-100 treatment became specifically resistant to secondary tumor rechallenge and had increased anti-tumor CTL (cytotoxic T lymphocytes that have the ability to specifically kill tumor cells) activity. The Company has demonstrated the anti-tumor activity of PT-100 in a variety of mouse tumor models.

In addition to T cell immunity, tumor-specific antibodies can also suppress tumor growth by directing certain effector cells to kill the tumor by a mechanism known as antibody-dependent cell-mediated cytotoxicity (ADCC). Neutrophils, natural killer cells and macrophages have the ability to kill tumor cells by this mechanism. Because these cell types respond to the cytokines and chemokines increased by PT-100 treatment, the ability of PT-100 to augment the anti-tumor activity of specific antibodies was investigated. In mice inoculated with a human B-cell lymphoma, PT-100 was shown to enhance the anti-tumor activity of Rituxan, a CD20-specific monoclonal antibody, approved for the treatment of non-Hodgkin's lymphoma (NHL).

The authors conclude that PT-100 has the ability to suppress tumor growth by promoting the anti-tumor activity of a number of effector cell types. Lead author Dr. Barry Jones, Points'

Senior Vice President of research stated, "By stimulating the production of chemokines and cytokines within the tumor and regional lymph nodes, PT-100 has the potential both to activate important immune effector cells and to concentrate them in the tumor. Because of this unique mechanism of action, we believe that PT-100 can promote an attack on the tumor by both the T-cell and antibody-mediated branches of immunity."

As a result of these findings, the Company will be initiating a multicenter, U.S. Phase 1 / 2 human clinical study to test PT-100 in combination with the monoclonal antibody Rituxan(R) in patients with NHL or chronic lymphocytic leukemia (CLL). This trial is expected to start in later this month. The Phase 1 portion of the study will test PT-100 in combination with Rituxan(R) in three to six patients in four escalating dose groups to investigate the maximum tolerated dose (MTD) and anti-tumor activity. Phase 1 is expected to be completed by the first half of 2004. Upon establishing an MTD, Phase 2 will commence with Rituxan(R) and PT-100, administered at the determined MTD. The objective of the Phase 2 portion of the trial is to compare the tumor response rates between patients receiving the combination of Rituxan(R) and PT-100 and patients receiving Rituxan(R) alone.


ABOUT POINT THERAPEUTICS, INC.:

Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of cancerous tumors and certain hematopoietic disorders. Point's lead product candidate, PT-100, has the potential to inhibit the growth of certain cancerous tumors. Point will be initiating shortly a Phase 1/2 human clinical study to test the safety and efficacy of PT-100 in combination with Rituxan(R) in patients with hematologic malignancies, such as NHL and CLL. Point is also developing PT-100 as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments. Point is currently evaluating PT-100 in a human clinical study in which cancer patients undergoing chemotherapy are treated with PT-100 for neutropenia.

--------------------------------------------------------------------------------


Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believe," "expect," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of the Company to (i) successfully develop products, (ii) obtain the necessary governmental approvals, (iii) effectively commercialize any products developed before its competitors and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and from time to time in the Company's other reports filed with the Securities and Exchange Commission.

                                       2